Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Confidential Settlement Agreement and Mutual Release (“Agreement”), is made and entered into as of July 31, 2018 (the “Effective Date”), by and among Red Ocean Consulting, LLC, a Florida limited liability company, Brenton Hayden, Richard H. Enrico Revocable Trust Dated June 9, 1998, and Richard H. Enrico (collectively, the “Creditors”), on the one hand, and Titan CNG, LLC, a Delaware limited liability company, Titan El Toro, LLC, a Delaware limited liability company, Titan Diamond Bar, LLC, a Delaware limited liability company, Titan Blaine, LLC, a Minnesota limited liability company, Kirk Honour, Scott Honour, John Yeros, Minn Shares Inc., now known as EVO Transportation & Energy Services, Inc., a Delaware corporation (collectively, the “Debtors”), on the other hand. The Creditors and the Debtors are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, the Creditors commenced a lawsuit against the Debtors relating to certain secured bridge notes and related loan documents in Hennepin County District Court, Court File No. 27-CV-18-2405 (the “Lawsuit”); and

WHEREAS, the Parties have resolved their differences and desire to fully and finally resolve and settle all of the past, present and future claims, controversies, causes of action and disputes of any kind related to the Secured Bridge Notes and the Debtors’ obligations thereunder through the date of the execution of this Agreement, whether or not currently known.

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

AGREEMENT

1.  Recitals Are Material. The Parties agree that the “Recitals” set forth above constitute material representations and terms of this Agreement upon which the Parties are relying and, as such, are incorporated herein by reference.

2.  Settlement Payment. Contemporaneous with the signing of this Agreement, the Debtors shall pay the Creditors the sum of One Million, Twenty-Two Thousand, Fifty-Nine, and 83/100 Dollars ($1,022,059.83) (the “Settlement Payment”). The Settlement Payment shall be made payable via wire transfer to the Messerli & Kramer, P.A. Trust Account, C/O John Harper, III, 1400 Fifth St. Tower, 100 South 5th St., Minneapolis, MN 55402.

3.  Settlement Payment Allocation. The Parties agree to the allocation of the Settlement Payment as follows:

A.	$387,000 allocated towards the judgment against Titan CNG, LLC and Minn Shares Inc. (n/k/a EVO Transportation & Energy Services, Inc.), pursuant to the Court’s Order dated May 29, 2018;

B.	$391,000[1] allocated towards the judgment against Titan CNG, LLC, Titan El Toro, LLC, Titan Diamond Bar, LLC, Titan Blaine, LLC, Kirk Honour, and Scott Honour, pursuant to the Court’s Order dated May 29, 2018;

1 Debtors made a $50,000 good-faith payment to Creditors on or about June 20, 2018, thereby reducing the amounts owed on the judgments reflected in Sections 3(A) and 3(B) by $25,000, respectively.

C.	$99,523.21 allocated towards Creditors’ attorneys’ fees, costs and disbursements;

D.	$87,070.58 allocated towards the interest on the loans from Red Ocean Consulting, LLC; and

E.	$57,466.04 allocated towards the interest on the loans from Richard H. Enrico Revocable Trust Dated June 9, 1998.

4.  Delivery of Equity Documentation. Contemporaneous with the signing of this Agreement, Debtors shall order documents (Share Certificates or Certificates of Membership Units) from the stock transfer agent and cooperate in delivering to Creditors such documents, relating to Paragraph 4 of the following Secured Bridge Notes: (1) February 29, 2016 Secured Bridge Note for $250,000 in favor of Red Ocean Consulting, LLC; (2) September 26, 2016 Secured Bridge Note for $150,000 in favor of Red Ocean Consulting, LLC; (3) January 31, 2017 Secured Bridge Note for $400,000 in favor of the Richard H. Enrico Revocable Trust Dated June 9, 1998 (collectively, the “Secured Bridge Notes”). In addition, within two (2) weeks of the signing of this Agreement, Debtors agree that they will calculate and confirm the total number of shares owned by each of the Creditors.

5.  Withdrawal. Creditors agree that effective upon the execution of this Agreement and payment of the Settlement Payment, they withdraw any and all allegations and claims in the Lawsuit alleging fraud and fraudulent misrepresentation.

6.  Dismissal with Prejudice. Within five (5) business days after the Settlement Payment is made, the Parties shall file with the Hennepin County District Court a stipulation and order for dismissal with prejudice of all claims in the Lawsuit, along with a satisfaction of judgment. In addition, the stipulation and order for dismissal shall specifically state that “Plaintiffs hereby withdraw any and all allegations and claims of fraud/fraudulent misrepresentation against Defendants.”

7.  Global Mutual Release of Claims. Effective upon Debtors’ payment of the Settlement Payment, each party to this Agreement hereby absolutely and unconditionally releases, covenants not to sue, acquits and forever discharges each and every other party to this Agreement, and their respective representatives, heirs, successors, and assigns, from any manner of action or actions, causes of action, claims, including but not limited to all claims related to the Secured Bridge Notes and the Debtors’ obligations thereunder, that were asserted or could have been asserted in the Lawsuit, damages, debts, demands, executions, expenses, judgments, liabilities, or losses, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, legal or equitable, and whether sounding in tort, contract, equity or otherwise, related to the Secured Bridge Notes and the Debtors’ obligations thereunder, existing on or before the Effective Date of this Agreement. Nothing herein shall be construed to be a release of any obligations under this Agreement or the documents referenced in this Agreement, or claims unrelated to the Secured Bridge Notes and the Debtors’ obligations thereunder. Notwithstanding the foregoing, Creditors specifically reserve their right to challenge the accuracy of the calculation of their shares, as referenced in Section 4 above.

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8.  No Admission of Liability. The Parties understand and agree that the acts done and evidenced by this Agreement and the covenants granted under this Agreement are done and granted solely to compromise disputed claims and to avoid further costs in connection with the claims; and they shall not constitute, nor be construed as, an admission of any liability on the part of the Parties. The Parties expressly and vehemently deny any charges of wrongdoing made against them.

9.  Legal Representation. The Parties acknowledge that they were given the opportunity to fully review, question and revise this Agreement. The Parties acknowledge that they had the opportunity to receive the advice of independent legal counsel prior to the execution of this Agreement, and have fully exercised that opportunity to the extent desired and fully understand its terms and provisions.

10.  No Other Representations. Each party acknowledges and agrees that he/she has not relied on any representations or statements by the other party, whether oral or written, other than the express statements of this Agreement, in executing this Agreement. Each party acknowledges and agrees that no party, agent or attorney of any party, has made any promise, representation, or warranty whatsoever, express or implied, not contained herein to induce him/her to execute this Agreement. This Agreement is the result of negotiation and compromise among the Parties and will not be interpreted against the party originally drafting this Agreement.

11.  Binding on Related Parties. This Agreement shall be binding on and inure to the benefit of the Parties and their respective predecessors, successors, estates, executors, administrators, personal representatives, heirs, parents, subsidiaries, beneficiaries, affiliates, and assigns, and each Parties’ respective officers, directors, shareholders, members, managers, governors, servants, employees, and/or agents (including any successors by merger, sale of assets or other business transaction).

12.  Integrated Agreement. It is understood and agreed by the Parties that all understandings and agreements heretofore had between or among the Parties with respect to matters covered by this Agreement are merged into this Agreement and the documents referenced in this Agreement, which fully and completely express the Parties’ agreement. This Agreement and the documents referenced in this Agreement constitute the entire agreement amongst the Parties with respect to the subject matter hereof and supersede any and all prior agreements amongst these Parties. This Agreement and the documents referenced in this Agreement shall not be modified except by written agreement duly executed by or on behalf of each of the Parties and dated subsequent hereto.

13.  Confidentiality. The Parties shall keep all settlement discussions and the terms of this Agreement confidential and shall not disclose the same to any persons other than their respective attorneys, accountants, tax and financial advisors, investors, lenders, merger, acquisition or divestiture candidates, shareholders, members, officers, directors, governors, and managers, state or federal taxing authorities, government agencies or regulators, current or future prospective business or financial partners, and directly related family members, all of whom shall maintain such confidentiality, if ordered to do so by a court of competent jurisdiction, or if required to do so by applicable law or regulation. Disclosure is also permitted with the written consent of the Parties.

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14.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of law principles.

15.  Venue. The Parties agree that any claim arising out of or relating in any way to this Agreement or the documents referenced in this Agreement shall only be heard in Hennepin County District Court in the State of Minnesota.

16.  Voluntary Release. The Parties acknowledge that this Agreement was not executed under any form of duress, coercion or undue influence and that they are entering into this Agreement freely and voluntarily.

17.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. A signature by facsimile, photocopy or pdf shall be deemed to have the same effect as an original signature. Once each party to the Agreement has executed a copy of the Agreement, the Agreement shall be considered fully executed and effective, notwithstanding that all Parties have not executed the same copy hereof.

18.  Severability. The provisions of this Agreement are severable. If any provision of the Agreement is declared invalid or unenforceable, the ruling will not affect the validity and enforceability of any other provision of the Agreement.

19.  Negotiated Agreement. This Agreement is the result of negotiation between the Parties and/or their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and conditions and without any strict construction in favor of any party. Any ambiguity shall not be interpreted against the drafting party.

20.  Supplemental Documents. The Parties agree to cooperate fully, to execute any and all supplementary documents, including without limitation, the Stipulation and Order for Dismissal, and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.

[Signature Pages Below]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the Effective Date above written.

RED OCEAN CONSULTING, LLC

a Florida limited liability company

By:	/s/ Brenton G. Hayden
Name:	Brenton G. Hayden
Title:	Managing Director

BRENTON HAYDEN

/s/ Brenton Hayden

RICHARD H. ENRICO REVOCABLE TRUST DATED JUNE 9, 1998

By:	/s/ Richard H. Enrico
Name:	Richard H. Enrico
Title:	Manager

RICHARD H. ENRICO

/s/ Richard H. Enrico

Titan CNG, LLC,

a Delaware limited liability company

By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Managing Member

Titan El Toro, LLC,

a Delaware limited liability company

By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Managing Member

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Titan DIAMOND BAR, LLC,

a Delaware limited liability company

By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Managing Member

Titan BLAINE, LLC,

a Minnesota limited liability company

By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Managing Member

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scott honour

/s/ Scott Honour

KIRK HONOUR

/s/ Kirk Honour

JOHN YEROS

/s/ John Yeros

EVO Transportation & Energy Services, Inc., FORMERLY KNOWN AS MINN SHARES, INC.,

a Delaware corporation

By:	/s/ John Yeros
Name:	John Yeros
Title:	Chief Executive Officer

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